EXHIBIT 99

August 15, 2006	For Further Information
Kenn Ulrich, APR
(760) 510-3903

Discovery Bancorp Earns $0.52 Per Share on Net income of $973,000 for First Half of 2006

(San Marcos, Calif.) Net earnings for Discovery Bancorp (OTCBB:DVBC) through the first six months of 2006 were $973,000, or $0.52 per share ($0.50 per share fully diluted), compared to $209,000, or $0.20 per share ($0.19 per share fully diluted) for the first six months of 2005. Annualized return on assets for the first six months of 2006 was 1.11 percent, compared to 0.36 percent for the first six months of 2005. Figures for 2006 include the addition of Celtic Capital Corporation, a commercial finance company acquired in September 2005.
“Our results show that loan demand continues to be strong, especially in the commercial and industrial sectors,” said James P. Kelley, president and chief executive officer. “We’re also seeing the positive impact of the Celtic acquisition. Celtic is a complimentary business to that of the bank. One of the synergies we’re beginning to enjoy is increased cross-referrals. Besides growing and diversifying our portfolio, there’s the ripple effect of the higher interest rates associated with Celtic’s loans, which in turn impacts key operating measures such as net interest income and pre-tax income.”
The holding company’s total assets increased 46 percent to a record high of $186.1 million at June 30 this year, from $127.4 million for the bank in the first half of 2005. During the same period net loans increased 46 percent to $149.0 million at June 30, from $102.1 million, and total deposits climbed 25 percent to $133.0 million from $106.3 million.
Pre-tax income for the company increased to $1.7 million for the first half of 2006, a jump of 388 percent from $349,000 for the bank in the first half of 2005. The 2006 YTD total is almost double the company’s full-year total in 2005 of $955,000.
Interest income through June 30, 2006 was $8.1 million for the company, compared to bank-only interest income of $3.7 million for the first half of 2005, a 119 percent increase. This, Kelley said, is reflective of loan growth for each of the company’s principle subsidiaries as well as multiple rate hikes by federal policymakers. For all of 2005, the company’s interest income was $10.0 million.
Interest expense has also risen, in a market that Kelley characterizes as intensely competitive. Through June 30, 2006, it totaled $2.8 million for the company, versus $1.2 million over the same period in 2005 for the bank. For 2005, the company’s interest expense was $3.1 million.
“With rising short-term interest rates we’re seeing a flattening of the yield curve,” Kelley said. “We anticipated this squeeze on margins and planned to offset it by meeting aggressive loan production targets, which is just what’s happened so far.”
Net interest income for the company was $5.3 million for the first six months of June 2006, a gain of 110 percent from $2.5 million for the bank for the first six months of June 2005. For 2005, net interest income for the company was $6.8 million.
The provision for loan losses decreased from June 2005 to June 2006, from $282,000 to $223,000. With higher pre-tax income, taxes rose significantly during the same time, to $730,000 for June 2006 YTD versus $140,000 for June 2005 YTD.
Discovery Bancorp is a bank holding company serving the financial needs of small to medium-sized businesses, professionals and individuals through two principal subsidiaries - Discovery Bank and Celtic Capital Corp. The bank has offices in San Marcos and Poway, Calif., and Celtic Capital’s offices are in Santa Monica, Calif., Phoenix, and Bellevue, Wash.

	Company	Company	Company
	Jun-06	Jun-05	Dec-05
ASSETS
Cash & Cash Equivalents	18,233	11,266	14,854
Investments	9,362	6,419	6,008
Loans, Net	148,992	102,070	134,326
Other Assets	9,506	7,652	9,518
TOTAL ASSETS	186,093	127,407	164,706

LIABILITIES
Total Deposits	132,991	106,277	112,585
Borrowings Under line of Credit	15,115	0	16,086
FHLB Advances	12,784	9,898	12,000
Other Liabilities	1,324	733	1,192
STOCKHOLDERS’ EQUITY	23,879	10,499	22,843
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	186,093	127,407	164,706

	Company	Company	Company
	Jun-06	Jun-05	Dec-05
	YTD	YTD	YTD
STATEMENT OF OPERATIONS
Interest Income	8,073	3,692	9,950
Interest Expense	2,815	1,192	3,132
NET INTEREST INCOME	5,258	2,500	6,818
PROVISION FOR LOAN LOSSES	223	282	786
Net Interest Income After Provision for Loan Losses	5,035	2,218	6,032
Non-Interest Income	620	397	921
Non-Interest Expense	3,952	2,266	5,998
PRE TAX INCOME	1,703	349	955
Taxes	730	140	402
Net Income	973	209	553

Basic Earnings Per Share	0.52	0.20	0.42
Diluted Earnings Per Share	0.50	0.19	0.40

Return on Average Assets (Annualized)	1.11%	0.36%	0.41%
Return on Average Equity (Annualized)	8.34%	4.05%	3.72%

Forward-Looking Statements - Statements in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs on future developments and their potential effects on the bank. There is no assurance that future developments affecting the bank will be those anticipated by management. Forward-looking statements involve risks and uncertainties, and actual results may differ from those projected in the forward-looking statements due to credit, market, operational, liquidity, interest rate and other risks.

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